UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

INVITATION HOMES INC.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

46187W107

(CUSIP Number)

December 31, 2017

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. 46187W107	Page 2 of 85 Pages

1.	Name of Reporting Persons: IH1 Holdco L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 80,382,041
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 80,382,041
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 80,382,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 3 of 85 Pages

1.	Name of Reporting Persons: IH PP Holdco L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 43,797,131
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 43,797,131
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 43,797,131
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 8.4%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 4 of 85 Pages

1.	Name of Reporting Persons: IH2-A Holdco L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 8,619,746
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 8,619,746
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,619,746
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.7%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 5 of 85 Pages

1.	Name of Reporting Persons: IH3 Holdco L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 33,908,708
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 33,908,708
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 33,908,708
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 6 of 85 Pages

1.	Name of Reporting Persons: IH4 Holdco L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 19,938,109
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 19,938,109
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 19,938,109
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 3.8%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 7 of 85 Pages

1.	Name of Reporting Persons: IH5 Holdco L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 15,250,871
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 15,250,871
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 15,250,871
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 2.9%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 8 of 85 Pages

1.	Name of Reporting Persons: IH6 Holdco L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 18,048,743
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 18,048,743
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 18,048,743
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 3.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 9 of 85 Pages

1.	Name of Reporting Persons: IH1 Holdco GP LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 80,382,041
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 80,382,041
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 80,382,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.5%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 10 of 85 Pages

1.	Name of Reporting Persons: IH PP Holdco GP LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 43,797,131
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 43,797,131
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 43,797,131
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 8.4%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 11 of 85 Pages

1.	Name of Reporting Persons: IH2-A Holdco GP LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 8,619,746
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 8,619,746
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,619,746
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.7%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 12 of 85 Pages

1.	Name of Reporting Persons: IH3 Holdco GP LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 33,908,708
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 33,908,708
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 33,908,708
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.5%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 13 of 85 Pages

1.	Name of Reporting Persons: IH4 Holdco GP LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 19,938,109
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 19,938,109
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 19,938,109
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 3.8%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 14 of 85 Pages

1.	Name of Reporting Persons: IH5 Holdco GP LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 15,250,871
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 15,250,871
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 15,250,871
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 2.9%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 15 of 85 Pages

1.	Name of Reporting Persons: IH6 Holdco GP LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 18,048,743
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 18,048,743
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 18,048,743
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 3.5%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 16 of 85 Pages

1.	Name of Reporting Persons: Invitation Homes Parent L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 80,382,041
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 80,382,041
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 80,382,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 17 of 85 Pages

1.	Name of Reporting Persons: Preeminent Parent L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 43,797,131
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 43,797,131
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 43,797,131
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 8.4%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 18 of 85 Pages

1.	Name of Reporting Persons: Invitation Homes 2-A L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 8,619,746
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 8,619,746
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,619,746
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.7%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 19 of 85 Pages

1.	Name of Reporting Persons: Invitation Homes 3 Parent L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 33,908,708
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 33,908,708
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 33,908,708
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 20 of 85 Pages

1.	Name of Reporting Persons: Invitation Homes 4 Parent L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 19,938,109
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 19,938,109
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 19,938,109
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 3.8%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 21 of 85 Pages

1.	Name of Reporting Persons: Invitation Homes 5 Parent L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 15,250,871
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 15,250,871
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 15,250,871
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 2.9%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 22 of 85 Pages

1.	Name of Reporting Persons: Invitation Homes 6 Parent L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 18,048,743
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 18,048,743
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 18,048,743
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 3.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 23 of 85 Pages

1.	Name of Reporting Persons: Invitation Homes GP Parent LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 80,382,041
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 80,382,041
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 80,382,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.5%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 24 of 85 Pages

1.	Name of Reporting Persons: Invitation Homes 2 GP LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 52,416,877
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 52,416,877
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 52,416,877
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 10.1%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 25 of 85 Pages

1.	Name of Reporting Persons: Invitation Homes 3 GP Parent LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 33,908,708
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 33,908,708
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 33,908,708
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.5%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 26 of 85 Pages

1.	Name of Reporting Persons: Invitation Homes 4 GP Parent LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 19,938,109
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 19,938,109
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 19,938,109
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 3.8%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 27 of 85 Pages

1.	Name of Reporting Persons: Invitation Homes 5 GP Parent LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 15,250,871
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 15,250,871
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 15,250,871
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 2.9%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 28 of 85 Pages

1.	Name of Reporting Persons: Invitation Homes 6 GP Parent LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 18,048,743
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 18,048,743
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 18,048,743
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 3.5%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 29 of 85 Pages

1.	Name of Reporting Persons: THR Investor LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 80,382,041
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 80,382,041
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 80,382,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.5%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 30 of 85 Pages

1.	Name of Reporting Persons: IH2 Investor L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 52,416,877
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 52,416,877
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 52,416,877
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 10.1%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 31 of 85 Pages

1.	Name of Reporting Persons: BREP IH3 Holdings LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 33,908,708
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 33,908,708
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 33,908,708
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.5%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 32 of 85 Pages

1.	Name of Reporting Persons: BTO IH3 Holdings L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 53,846,817
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 53,846,817
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,846,817
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 10.4%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 33 of 85 Pages

1.	Name of Reporting Persons: BREP IH4 Holdings LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 19,938,109
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 19,938,109
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 19,938,109
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 3.8%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 34 of 85 Pages

1.	Name of Reporting Persons: BREP IH5 Holdings LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 15,250,871
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 15,250,871
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 15,250,871
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 2.9%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 35 of 85 Pages

1.	Name of Reporting Persons: BREP IH6 Holdings LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 18,048,743
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 18,048,743
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 18,048,743
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 3.5%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 36 of 85 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Partners VII-NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 80,382,041
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 80,382,041
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 80,382,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 37 of 85 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Partners VII.TE.1-NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 80,382,041
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 80,382,041
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 80,382,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 38 of 85 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Partners VII.TE.2-NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 80,382,041
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 80,382,041
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 80,382,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 39 of 85 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Partners VII.TE.3-NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 80,382,041
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 80,382,041
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 80,382,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 40 of 85 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Partners VII.TE.4-NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 80,382,041
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 80,382,041
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 80,382,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 41 of 85 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Partners VII.TE.5-NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 80,382,041
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 80,382,041
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 80,382,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 42 of 85 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Partners VII.TE.6-NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 80,382,041
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 80,382,041
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 80,382,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 43 of 85 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Partners VII.TE.7-NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 80,382,041
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 80,382,041
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 80,382,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 44 of 85 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Partners VII.TE.8-NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 80,382,041
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 80,382,041
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 80,382,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 45 of 85 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Partners VII.F-NQ (AV) L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 80,382,041
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 80,382,041
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 80,382,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 46 of 85 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Associates VII-NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 80,382,041
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 80,382,041
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 80,382,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 47 of 85 Pages

1.	Name of Reporting Persons: BREA VII-NQ L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 80,382,041
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 80,382,041
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 80,382,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.5%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 48 of 85 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Holdings VII-NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 80,382,041
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 80,382,041
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 80,382,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 49 of 85 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Holdings VII-NQ-ESC L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 80,382,041
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 80,382,041
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 80,382,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 50 of 85 Pages

1.	Name of Reporting Persons: Blackstone Family Real Estate Partnership VII-SMD L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 80,382,041
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 80,382,041
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 80,382,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 51 of 85 Pages

1.	Name of Reporting Persons: BREP VII-NQ Side-by-Side GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 80,382,041
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 80,382,041
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 80,382,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.5%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 52 of 85 Pages

1.	Name of Reporting Persons: Blackstone Family GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 80,382,041
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 80,382,041
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 80,382,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.5%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 53 of 85 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Associates VII L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 85,716,491
	6.	Shared Voting Power: 53,846,817
	7.	Sole Dispositive Power: 85,716,491
	8.	Shared Dispositive Power: 53,846,817
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 139,563,308
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 26.9%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 54 of 85 Pages

1.	Name of Reporting Persons: BREA VII L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 85,716,491
	6.	Shared Voting Power: 53,846,817
	7.	Sole Dispositive Power: 85,716,491
	8.	Shared Dispositive Power: 53,846,817
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 139,563,308
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 26.9%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 55 of 85 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Partners VII L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 33,299,614
	6.	Shared Voting Power: 53,846,817
	7.	Sole Dispositive Power: 33,299,614
	8.	Shared Dispositive Power: 53,846,817
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 87,146,431
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 16.8%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 56 of 85 Pages

1.	Name of Reporting Persons: BTO IH3 Manager L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 53,846,817
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 53,846,817
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,846,817
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 10.4%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 57 of 85 Pages

1.	Name of Reporting Persons: BTOA L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 53,846,817
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 53,846,817
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,846,817
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 10.4%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 58 of 85 Pages

1.	Name of Reporting Persons: Blackstone Holdings II L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 80,382,041
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 80,382,041
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 80,382,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 59 of 85 Pages

1.	Name of Reporting Persons: Blackstone Holdings I/II GP Inc.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 80,382,041
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 80,382,041
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 80,382,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.5%
12.	Type of Reporting Person (See Instructions): CO

13G

CUSIP No. 46187W107	Page 60 of 85 Pages

1.	Name of Reporting Persons: Blackstone Holdings III L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Quebec, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 139,563,308
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 139,563,308
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 139,563,308
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 26.9%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 61 of 85 Pages

1.	Name of Reporting Persons: Blackstone Holdings III GP L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 139,563,308
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 139,563,308
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 139,563,308
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 26.9%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 62 of 85 Pages

1.	Name of Reporting Persons: Blackstone Holdings III GP Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 139,563,308
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 139,563,308
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 139,563,308
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 26.9%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 63 of 85 Pages

1.	Name of Reporting Persons: The Blackstone Group L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 139,563,308
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 139,563,308
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 219,945,349
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 42.3%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 46187W107	Page 64 of 85 Pages

1.	Name of Reporting Persons: Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 139,563,308
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 139,563,308
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 219,945,349
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 42.3%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 46187W107	Page 65 of 85 Pages

1.	Name of Reporting Persons: Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 219,945,349
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 219,945,349
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 219,945,349
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 42.3%
12.	Type of Reporting Person (See Instructions): IN

Item 1. (a).	Name of Issuer

Invitation Homes Inc. (the “Issuer”)

(b).	Address of Issuer’s Principal Executive Offices:

1717 Main Street, Suite 2000

Dallas, Texas 75201

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i)	IH1 Holdco L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ii)	IH PP Holdco L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iii)	IH2-A Holdco L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iv)	IH3 Holdco L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(v)	IH4 Holdco L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vi)	IH5 Holdco L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vii)	IH6 Holdco L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii)	IH1 Holdco GP LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ix)	IH PP Holdco GP LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(x)	IH2-A Holdco GP LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xi)	IH3 Holdco GP LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xii)	IH4 Holdco GP LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiii)	IH5 Holdco GP LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiv)	IH6 Holdco GP LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xv)	Invitation Homes Parent L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvi)	Preeminent Parent L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvii)	Invitation Homes 2-A L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xviii)	Invitation Homes 3 Parent L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xix)	Invitation Homes 4 Parent L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xx)	Invitation Homes 5 Parent L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxi)	Invitation Homes 6 Parent L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxii)	Invitation Homes GP Parent LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxiii)	Invitation Homes 2 GP LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxiv)	Invitation Homes 3 GP Parent LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxv)	Invitation Homes 4 GP Parent LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxvi)	Invitation Homes 5 GP Parent LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxvii)	Invitation Homes 6 GP Parent LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxviii)	THR Investor LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxix)	IH2 Investor L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxx)	BREP IH3 Holdings LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxi)	BTO IH3 Holdings L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxii)	BREP IH4 Holdings LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxiii)	BREP IH5 Holdings LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxiv)	BREP IH6 Holdings LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxv)	Blackstone Real Estate Partners VII-NQ L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxvi)	Blackstone Real Estate Partners VII.TE.1-NQ L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxvii)	Blackstone Real Estate Partners VII.TE.2-NQ L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxviii)	Blackstone Real Estate Partners VII.TE.3-NQ L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxix)	Blackstone Real Estate Partners VII.TE.4-NQ L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xl)	Blackstone Real Estate Partners VII.TE.5-NQ L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xli)	Blackstone Real Estate Partners VII.TE.6-NQ L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xlii)	Blackstone Real Estate Partners VII.TE.7-NQ L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xliii)	Blackstone Real Estate Partners VII.TE.8-NQ L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xliv)	Blackstone Real Estate Partners VII.F-NQ (AV) L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xlv)	Blackstone Real Estate Associates VII-NQ L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xlvi)	BREA VII-NQ L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xlvii)	Blackstone Real Estate Holdings VII-NQ L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xlviii)	Blackstone Real Estate Holdings VII-NQ-ESC L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xlix)	Blackstone Family Real Estate Partnership VII-SMD L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(l)	BREP VII-NQ Side-by-Side GP L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(li)	Blackstone Family GP L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(lii)	Blackstone Real Estate Associates VII L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(liii)	BREA VII L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(liv)	Blackstone Real Estate Partners VII L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(lv)	BTO IH3 Manager L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(lvi)	BTOA L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(lvii)	Blackstone Holdings II L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(lviii)	Blackstone Holdings I/II GP Inc.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(lix)	Blackstone Holdings III L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Quebec, Canada

(lx)	Blackstone Holdings III GP L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(lxi)	Blackstone Holdings III GP Management L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(lxii)	The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(lxiii)	Blackstone Group Management L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(lxiv)	Stephen A. Schwarzman

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: United States

IH1 Holdco L.P., IH PP Holdco L.P., IH2-A Holdco L.P., IH3 Holdco L.P., IH4 Holdco L.P., IH5 Holdco L.P. and IH6 Holdco L.P. (collectively, the “Blackstone Vehicles”) directly hold the securities reported herein.

The general partner of IH1 Holdco L.P. is IH1 Holdco GP LLC. Invitation Homes Parent L.P. is the sole limited partner of IH1 Holdco L.P. and the sole member of IH1 Holdco GP LLC. The general partner of IH PP Holdco L.P. is IH PP Holdco GP LLC. Preeminent Parent L.P. is the sole limited partner of IH PP Holdco L.P. and the sole member of IH PP Holdco GP LLC. The general partner of IH2-A Holdco L.P. is IH2-A Holdco GP LLC. Invitation Homes 2-A L.P. is the sole limited partner of IH2-A Holdco L.P. and the sole member of IH2-A Holdco GP LLC. The general partner of IH3 Holdco L.P. is IH3 Holdco GP LLC. Invitation Homes 3 Parent L.P. is the sole limited partner of IH3 Holdco L.P. and the sole member of IH3 Holdco GP LLC. The general partner of IH4 Holdco L.P. is IH4 Holdco GP LLC. Invitation Homes 4 Parent L.P. is the sole limited partner of IH4 Holdco L.P. and the sole member of IH4 Holdco GP LLC. The general partner of IH5 Holdco L.P. is IH5 Holdco GP LLC. Invitation Homes 5 Parent L.P. is the sole limited partner of IH5 Holdco L.P. and the sole member of IH5 Holdco GP LLC. The general partner of IH6 Holdco L.P. is IH6 Holdco GP LLC. Invitation Homes 6 Parent L.P. is the sole limited partner of IH6 Holdco L.P. and the sole member of IH6 Holdco GP LLC.

The general partner of Invitation Homes Parent L.P. is Invitation Homes GP Parent LLC. The sole member of Invitation Homes GP Parent LLC is THR Investor LLC. THR Investor LLC is owned by Blackstone Real Estate Partners VII-NQ L.P., Blackstone Real Estate Partners VII.TE.1-NQ L.P., Blackstone Real Estate Partners VII.TE.2-NQ L.P., Blackstone Real Estate Partners VII.TE.3-NQ L.P., Blackstone Real Estate Partners VII.TE.4-NQ L.P., Blackstone Real Estate Partners VII.TE.5-NQ L.P., Blackstone Real Estate Partners VII.TE.6-NQ L.P., Blackstone Real Estate Partners VII.TE.7-NQ L.P., Blackstone Real Estate Partners VII.TE.8-NQ L.P., Blackstone Real Estate Partners VII.F-NQ (AV) L.P. (collectively, the “BREP VII NQ Funds”), Blackstone Real Estate Holdings VII-NQ L.P., Blackstone Real Estate Holdings VII-NQ-ESC L.P. and Blackstone Family Real Estate Partnership VII-SMD L.P.

The general partner of each of the BREP VII NQ Funds is Blackstone Real Estate Associates VII-NQ L.P. The general partner of Blackstone Real Estate Associates VII-NQ L.P. is BREA VII-NQ L.L.C. The general partner of Blackstone Real Estate Holdings VII-NQ L.P. and Blackstone Real Estate Holdings VII-NQ-ESC L.P. is BREP VII-NQ Side-by-Side GP L.L.C. The managing member of BREA VII-NQ L.L.C. and the sole member of BREP VII-NQ Side-by-Side GP L.L.C. is Blackstone Holdings II L.P. The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP Inc. The sole shareholder of Blackstone Holdings I/II GP Inc. is The Blackstone Group L.P. The general partner of Blackstone Family Real Estate Partnership VII-SMD L.P. is Blackstone Family GP L.L.C., which is, in turn, wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

The general partner of Preeminent Parent L.P. and Invitation Homes 2-A L.P. is Invitation Homes 2 GP LLC. The sole member of Invitation Homes 2 GP LLC is IH2 Investor L.P. The general partner of IH2 Investor L.P. is Blackstone Real Estate Associates VII L.P. The general partner of Blackstone Real Estate Associates VII L.P. is BREA VII L.L.C. The managing member of BREA VII L.L.C. is Blackstone Holdings III L.P.

The general partner of Invitation Homes 3 Parent L.P. is Invitation Homes 3 GP Parent LLC. Invitation Homes 3 GP Parent LLC is owned by BREP IH3 Holdings LLC and BTO IH3 Holdings L.P. The general partner of Invitation Homes 4 Parent L.P. is Invitation Homes 4 GP Parent LLC. Invitation Homes 4 GP Parent LLC is owned by BREP IH4 Holdings LLC and BTO IH3 Holdings L.P. The general partner of Invitation Homes 5 Parent L.P. is Invitation Homes 5 GP Parent LLC. The sole member of Invitation Homes 5 GP Parent LLC is BREP IH5 Holdings LLC. The general partner of Invitation Homes 6 Parent L.P. is Invitation Homes 6 GP Parent LLC. The sole member of Invitation Homes 6 GP Parent LLC is BREP IH6 Holdings LLC.

The managing member of BREP IH3 Holdings LLC, BREP IH4 Holdings LLC, BREP IH5 Holdings LLC and BREP IH6 Holdings LLC is Blackstone Real Estate Partners VII L.P. The general partner of Blackstone Real Estate Partners VII L.P. is Blackstone Real Estate Associates VII L.P. The general partner of Blackstone Real Estate Associates VII L.P. is BREA VII L.L.C. The managing member of BREA VII L.L.C. is Blackstone Holdings III L.P. The general partner of BTO IH3 Holdings L.P. is BTO IH3 Manager L.L.C. The managing member of BTO IH3 Manager L.L.C. is BTOA L.L.C. The managing member of BTOA L.L.C. is Blackstone Holdings III L.P.

The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the Common Stock (as defined below) beneficially owned by the Blackstone Vehicles directly or indirectly controlled by it or him, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the Blackstone Vehicles to the extent they directly hold shares of Common Stock) is the beneficial owner of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares of Common Stock. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Common Stock”).

Item 2(e).	CUSIP Number:

46187W107

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

Calculations of the percentage of shares of Common Stock beneficially owned assume 519,620,907 shares of Common Stock outstanding as of February 7, 2018, based on information provided by the Issuer. Each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s cover page. IH1 Holdco L.P. directly holds 80,382,041 shares of Common Stock, IH PP Holdco L.P. directly holds 43,797,131 shares of Common Stock, IH2-A Holdco L.P. directly holds 8,619,746 shares of Common Stock, IH3 Holdco L.P. directly holds 33,908,708 shares of Common Stock, IH4 Holdco L.P. directly holds 19,938,109 shares of Common Stock, IH5 Holdco L.P. directly holds 15,250,871 shares of Common Stock and IH6 Holdco L.P. directly holds 18,048,743 shares of Common Stock.

(b)	Percent of class:

Each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Common Stock listed on such Reporting Person’s cover page.

(c)	Number of Shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See each cover page hereof.

(ii)	Shared power to vote or to direct the vote:

See each cover page hereof.

(iii)	Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv)	Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018

IH1 HOLDCO L.P.
By: IH1 Holdco GP LLC, its general partner

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

IH PP HOLDCO L.P.
By: IH PP Holdco GP LLC, its general partner

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

IH2-A HOLDCO L.P.
By: IH2-A Holdco GP LLC, its general partner

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

IH3 HOLDCO L.P.
By: IH3 Holdco GP LLC, its general partner

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

IH4 HOLDCO L.P.
By: IH4 Holdco GP LLC, its general partner

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

IH5 HOLDCO L.P.
By: IH5 Holdco GP LLC, its general partner

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

IH6 HOLDCO L.P.
By: IH6 Holdco GP LLC, its general partner

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

[Invitation Homes Inc. – Schedule 13G]

IH1 HOLDCO GP LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

IH PP HOLDCO GP LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

IH2-A HOLDCO GP LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

IH3 HOLDCO GP LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

IH4 HOLDCO GP LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

IH5 HOLDCO GP LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

IH6 HOLDCO GP LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

INVITATION HOMES PARENT L.P.
By: Invitation Homes GP Parent LLC, its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

PREEMINENT PARENT L.P.
By: Invitation Homes 2 GP LLC, its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

[Invitation Homes Inc. – Schedule 13G]

INVITATION HOMES 2-A L.P.
By: Invitation Homes 2 GP LLC, its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

INVITATION HOMES 3 PARENT L.P.
By: Invitation Homes 3 GP Parent LLC, its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

INVITATION HOMES 4 PARENT L.P.
By: Invitation Homes 4 GP Parent LLC, its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

INVITATION HOMES 5 PARENT L.P.
By: Invitation Homes 5 GP Parent LLC, its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

INVITATION HOMES 6 PARENT L.P.
By: Invitation Homes 6 GP Parent LLC, its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

INVITATION HOMES GP PARENT LLC

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

INVITATION HOMES 2 GP LLC

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

INVITATION HOMES 3 GP PARENT LLC

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

[Invitation Homes Inc. – Schedule 13G]

INVITATION HOMES 4 GP PARENT LLC

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

INVITATION HOMES 5 GP PARENT LLC

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

INVITATION HOMES 6 GP PARENT LLC

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

THR INVESTOR LLC

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

IH2 INVESTOR L.P.
By: Blackstone Real Estate Associates VII L.P., its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BREP IH3 HOLDINGS LLC
By: Blackstone Real Estate Partners VII L.P., its managing member
By: Blackstone Real Estate Associates VII L.P., its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BTO IH3 HOLDINGS L.P.
By: BTO IH3 Manager L.L.C., its general partner
By: BTOA L.L.C., its managing member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Invitation Homes Inc. – Schedule 13G]

BREP IH4 HOLDINGS LLC
By: Blackstone Real Estate Partners VII L.P., its managing member
By: Blackstone Real Estate Associates VII L.P., its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BREP IH5 HOLDINGS LLC
By: Blackstone Real Estate Partners VII L.P., its managing member
By: Blackstone Real Estate Associates VII L.P., its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BREP IH6 HOLDINGS LLC
By: Blackstone Real Estate Partners VII L.P., its managing member
By: Blackstone Real Estate Associates VII L.P., its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS VII-NQ L.P.
By: Blackstone Real Estate Associates VII-NQ L.P., its general partner
By: BREA VII-NQ L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS VII.TE.1-NQ L.P.
By: Blackstone Real Estate Associates VII-NQ L.P., its general partner
By: BREA VII-NQ L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

[Invitation Homes Inc. – Schedule 13G]

BLACKSTONE REAL ESTATE PARTNERS VII.TE.2-NQ L.P.
By: Blackstone Real Estate Associates VII-NQ L.P., its general partner
By: BREA VII-NQ L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS VII.TE.3-NQ L.P.
By: Blackstone Real Estate Associates VII-NQ L.P., its general partner
By: BREA VII-NQ L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS VII.TE.4-NQ L.P.
By: Blackstone Real Estate Associates VII-NQ L.P., its general partner
By: BREA VII-NQ L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS VII.TE.5-NQ L.P.
By: Blackstone Real Estate Associates VII-NQ L.P., its general partner
By: BREA VII-NQ L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS VII.TE.6-NQ L.P.
By: Blackstone Real Estate Associates VII-NQ L.P., its general partner
By: BREA VII-NQ L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

[Invitation Homes Inc. – Schedule 13G]

BLACKSTONE REAL ESTATE PARTNERS VII.TE.7-NQ L.P.
By: Blackstone Real Estate Associates VII-NQ L.P., its general partner
By: BREA VII-NQ L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS VII.TE.8-NQ L.P.
By: Blackstone Real Estate Associates VII-NQ L.P., its general partner
By: BREA VII-NQ L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS VII.F-NQ (AV) L.P.
By: Blackstone Real Estate Associates VII-NQ L.P., its general partner
By: BREA VII-NQ L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BLACKSTONE REAL ESTATE ASSOCIATES VII-NQ L.P.
By: BREA VII-NQ L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BREA VII-NQ L.L.C.

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BLACKSTONE REAL ESTATE HOLDINGS VII-NQ L.P.
By: BREP VII-NQ Side-by-Side GP L.L.C.

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

[Invitation Homes Inc. – Schedule 13G]

BLACKSTONE REAL ESTATE HOLDINGS VII-NQ-ESC L.P.
By: BREP VII-NQ Side-by-Side GP L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BLACKSTONE FAMILY REAL ESTATE PARTNERSHIP VII-SMD L.P.
By: Blackstone Family GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BREP VII-NQ SIDE-BY-SIDE GP L.L.C.

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BLACKSTONE FAMILY GP L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE REAL ESTATE ASSOCIATES VII L.P.
By: BREA VII L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BREA VII L.L.C.

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS VII L.P.
By: Blackstone Real Estate Associates VII L.P., its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

[Invitation Homes Inc. – Schedule 13G]

BTO IH3 MANAGER L.L.C.
By: BTOA L.L.C., its managing member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BTOA L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS II L.P.
By: Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS I/II GP INC.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III L.P.
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP L.P.
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Invitation Homes Inc. – Schedule 13G]

THE BLACKSTONE GROUP L.P.
By: Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

/s/ Stephen A. Schwarzman
Stephen A. Schwarzman

[Invitation Homes Inc. – Schedule 13G]

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated February 14, 2018, among the Reporting Persons (filed herewith).